EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT
(GARDEN PLACE PORTFOLIO)

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made this 13th day of March, 2017 (the “Effective Date”), by and between GAHC4 SW ILLINOIS SENIOR HOUSING PORTFOLIO, LLC, a Delaware limited liability company (the “Buyer”), and A&M PROPERTY HOLDING, LLC, an Illinois limited liability company (the “Seller”) and GARDEN PLACE, LLC, an Illinois limited liability company (the “Operator”).
RECITALS
A.    Seller is the owner of the Real Property Assets (defined below), including the five (5) facilities located on the real property legally described on Exhibit A attached hereto. For drafting convenience, Exhibit A establishes for each Facility a name for that Facility, which name is intended to refer to all of the Real Property Assets with respect thereto.
B.    Operator, an affiliate of Seller, is the owner of the Operating Assets (defined below). Operator leases all of the Real Property Assets from Seller pursuant to that certain Facilities Lease dated June 1, 2015 (the “Existing Lease”), and is the licensed operator of each of the Facilities (defined below). Operator also is the owner of certain of the Real Property Assets.
C.    Seller and Operator desire to sell the Real Property Assets to Buyer, and Buyer desires to purchase the same from Seller and Operator, on and subject to the terms and conditions set forth in this Agreement.
D.     Operator and CSL-Illinois I, LLC, an Oregon limited liability company (“New Operator”) have entered into an Operations Transfer Agreement dated the same date as the Effective Date of this Agreement (the “OTA”) pursuant to which Operator has agreed to sell the Operating Assets to New Operator, and New Operator has agreed to purchase the same from Operator, on and subject to the terms and conditions set forth therein.
AGREEMENT
FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:
Section 1.    Terms and Definitions: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.
(a)    “Applicable Laws” shall mean all federal, state or local laws, rules, ordinance, regulations, statutes or orders, including those of any Health Care Regulatory Agency, in effect as of the Effective Date, or as enacted or amended after the Effective Date through the Effective Time.

(b)    “Broker” collectively shall mean Senior Living Investment Brokerage, Inc., acting as Seller’s agent.
(c)    “Closing” shall mean the consummation of the transaction contemplated herein, which shall occur on the Closing Date. The Closing shall be held through the mail by delivery of the closing documents and other items required for Closing to the Title Insurer (defined below) on or prior to the Closing Date, or to such other place or manner as the parties hereto may mutually agree. Title Insurer shall be permitted to complete Closing based upon receipt of electronic copies of Closing documents, provided that the party delivering such electronic copy agrees in writing to provide originals within one (1) business day following the Closing Date.
(d)    “Closing Date” shall mean the day that is thirty (30) days after the expiration of the Due Diligence Period (as defined herein), subject to the satisfaction of the conditions precedent to Closing expressly stated in this Agreement (such that, if such conditions precedents have not been satisfied or waived in writing, as of the tenth (10th) day preceding the Closing Date, the Closing Date will be extended to the tenth (10th) day after the date on which such conditions are satisfied or waived in writing); and subject further to the other terms and conditions of this Section. Notwithstanding the preceding sentence, Buyer, Seller and Operator acknowledge that their respective intention is that the Closing Date will be on the first day of a calendar month, with the Closing being effective for accounting purposes as of 12:00:01 a.m. CT on the Closing Date (the “Effective Time”), such that the Closing Date will be a day of income and expense to Buyer. Therefore, if the satisfaction or waiver of all conditions to the Closing (other than those to be performed at the Closing) occurs prior to ten (10) days preceding the end of a calendar month, the Closing Date shall be the first day of the following calendar month; and if the satisfaction or waiver of all conditions to the Closing (other than those to be performed at the Closing) occurs during the last ten (10) days of a calendar month, the Closing Date will be on the first day of the second following calendar month. For example, if the satisfaction or waiver of all conditions to the Closing (other than those to be performed at the Closing) occurs (i) on September 10, the Closing Date will be October 1; or (ii) on September 27, the Closing Date will be November 1.
(e)    “Current Financial Statement” shall mean the Operator’s balance sheet as of December 31, 2016 and the Operator’s income statement for the twelve (12) month period ending December 31, 2016.
(f)    “Data Room” shall mean the secure, internet-based data room maintained by Broker to which Buyer, New Operator and their representatives are given access containing the Primary Diligence Materials and the Property Diligence Materials.
(g)    “Due Diligence Period” shall mean the period beginning upon the Effective Date and ending on the forty-fifth (45th) day after the Effective Date; provided, however, that all of the Primary Diligence Materials (as hereinafter defined) shall have either been delivered to Buyer, made available to Buyer within the Data Room, or Seller has notified Buyer and New Operator in writing that such items either do not exist or are not in the control or possession of Seller or Operator within five (5) business days following the Effective Date; provided, further, that the Due Diligence Period shall be extended one additional day for each day that Seller does not timely provide the Primary Diligence Materials or the written notice that such items either do not exist or are not in the control or possession of Seller or Operator.
(h)    “Earnest Money” shall mean Seven Hundred Thousand and 00/100 Dollars ($700,000.00) (together with all interest accrued thereon). Buyer shall deliver the Earnest Money into escrow with Title Insurer within three (3) business days after the execution and delivery by both parties of this Agreement. The Earnest Money shall be applied as part payment of the Purchase Price at Closing, or disbursed as agreed upon in accordance with the terms of this Agreement. Upon the expiration of the Due Diligence Period, all monies on deposit shall become nonrefundable, except for an uncured default by Seller and/or Operator hereunder, or the failure of a condition precedent to Buyer’s obligation to Closing, or as otherwise set forth herein.
(i)    “Effective Time” is defined in the definition of “Closing Date”.
(j)    “Excluded Assets” shall mean all of the following:
(i)    all of Seller’s and Operator’s bank accounts, cash, cash equivalents, promissory notes, bonds, debentures and securities except to the extent any portion thereof is subject to the prorations or reconciliation procedures set forth herein;

(ii)    all replacement and tax escrow reserves, utility deposits and workers compensation trust assets of Seller and Operator;

(iii)    all prepaid expenses of Seller and Operator, including insurance prepayments;

(iv)    all accounts receivable of Seller and Operator, including receivables from any affiliate of Seller and Operator, accounts receivable relating to Residents’ fees and rents and/or services provided prior to the Effective Time, regardless of the payor source;

(v)    all refunds or reimbursements of whatever nature or description which relate to or are attributable to the period prior to the Effective Time and all deposits, escrowed funds and similar funds;

(vi)    all claims, disputes and litigation, and all amounts of any nature or description relating thereto, to the extent such dispute, claim or litigation is related to the period prior to the Effective Time;

(vii)    all rights under any contract, agreement, insurance policy, lease, commitment, or instrument to which Seller or Operator is a party or by which Seller or Operator is bound that is not assumed by Buyer or New Operator; and

(viii)    Seller’s and Operator’s organizational documents, minute books and other books and records relating solely to the existence of each of the entities comprising Seller and Operator as separate legal entities.

(k)    “Facility” shall mean any one of the following facilities operated at a Property:
(i)    Garden Place Columbia, a 71 unit (41 IL/30 AL) facility located at 480 DD Road, Columbia, Monroe County, Illinois 62236;

(ii)    Reflection at Garden Place, a 19 unit memory care facility located at 710 S. Main Street, Columbia, Monroe County, Illinois 62236;

(iii)    Garden Place Millstadt, a 34 unit (19 IL/15 AL) facility located at 208 S Kossuth Street, Millstadt, St. Clair County, Illinois 62260;

(iv)    Garden Place of Red Bud, a 38 unit (23 IL/15 AL) facility located at 351 Lockwood Drive, Red Bud, Randolph County, Illinois 62278; and/or

(v)    Garden Place Waterloo, a 67 unit (47 IL/20 AL) facility located at 735 Columbia Avenue, Waterloo, Monroe County, Illinois 62298.

(l)    “Health Care Regulatory Agency” shall mean all agencies, boards, authorities, bodies, accreditation organizations and governmental authorities with jurisdiction over Regulatory Approvals.
(m)    “Licenses” shall mean all permits, licenses, participations of the Facilities in any Third Party Payor programs (including provider numbers, provider agreements and reimbursement agreements), and other authorizations issued, required or used in connection with the ownership and operation of the Facilities, including, without limitation, such licenses, certificates of need or bed rights and their equivalent (“CON”), and ancillary permits, as are required for (i) the operations of the Facilities as independent living, assisted living and/or memory care facilities, or (ii) the operation of any other businesses or services conducted or provided at the Facilities such as, without limitation, salon, elevator or pharmacy services.
(n)    “Master Lease” shall mean a master lease agreement to be entered into between Buyer (or the affiliated assignees of Buyer formed for the purpose of acquiring title to the Properties, as permitted by the terms of this Agreement) and New Operator (or an affiliate of the New Operator formed for the purpose of being the Master Lease tenant) on the Closing Date.
(o)    “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, (i) is a material adverse change in, or a material adverse effect upon, any of the financial condition, operations, business or properties of Seller or Operator which is reasonably likely to result in the inability of Seller and/or Operator to perform its obligations under this Agreement, or (ii) which affects the physical condition of and the value of any Facility, individually in excess of $75,000.00 and in the aggregate in excess of $250,000.00.
(p)    “Operating Assets” shall mean all of the following:
(i)    all right, title and interest of Operator in and to all supplies, inventory, consumables, linens, medical diagnostic equipment, pharmaceutical products and other medical goods and supplies, perishable and nonperishable food products used in the operation of the Facilities (collectively, the “Inventory”);

(ii)    those Contracts that New Operator elects to assume pursuant to the OTA;

(iii)    all residency and/or admission agreements (collectively, the “Residency Agreements”);

(iv)    all Licenses (expressly excluding the CONs, which are a part of the Real Property Assets) to the extent Operator’s interest therein is assignable without violating any Applicable Laws, but in each case only to the extent New Operator assumes the same pursuant to the OTA;

(v)    all right, title and interest of Operator (or its respective affiliates) in and to all of the following: any trademarks, trade names, service marks, fictitious names, trade dress and all variations thereof used in connection with the operation of the Facilities; all telephone and facsimile numbers relating to the Facilities (including all “800” numbers) and all e-mail addresses and domain names associated with the Facilities; all post office box addresses associated with the Facilities; and all software or other computer programs used in connection with the operation of the Facilities;

(vi)    to the extent in Operator’s or Operator’s affiliates’ possession, all books, data and records (including electronic versions thereof) related to the Facilities, including emails, financial and accounting records, contacts, calendars, customer lists, referral source lists, regulatory surveys and reports, incident tracking reports, advertising and marketing materials and competitive analyses, all policy and procedure manuals (including those used for the operation of the Facilities), all records and reports (except for such records and reports where transfer is prohibited by Applicable Laws) relating to any or all residents residing at the Facilities (collectively, “Residents”), but only to the extent such Residents are Residents as of the Effective Time (collectively, “Resident Records”), all Employee Records, but only to the extent such Employee Records are for Employees who become Transitioned Employees, all leads regarding prospective Facility Residents and Residents and copies of Operator’s general ledgers and trial balances, disbursement journals and records, accounts payable journals and records, cash receipts journals and records, sales journals and records, payroll journals and records, fixed asset records, financial statements, and other financial books and records related to any of the foregoing for the period commencing on January 1, 2017 and ending on the Closing Date (all of the foregoing collectively, “Books and Records”);

(vii)    all right, title and interest of Seller or Operator (or their respective affiliates) in and to all automobiles, vans, buses or other vehicles owned by it and used in connection with a Facility (collectively, the “Vehicles”); and

(viii)    all right, title and interest of Seller or Operator (or their respective affiliates) in any and all other items of tangible and intangible personal property used or useful in connection with the use, operation, management and maintenance of the Facilities, and all goodwill of Operator associated with the businesses operated at the Facilities (collectively, the “Business”).

(q)    “Operating Subleases” shall mean the five (5) sublease agreements between Tenant, as sublandlord, and each of the Operating Subtenants (defined below). Each Operating Sublease shall be acceptable to Buyer in its reasonable discretion.
(r)    “Operating Subtenant” shall mean each of the five (5) affiliates of New Operator formed for the purpose of acquiring certain assets of Operator pursuant to the OTA, becoming the licensed operator of the respective Facility and being the subtenant under each Operating Sublease.
(s)    “OTA” shall mean the Operations Transfer Agreement dated the same date as this Agreement between New Operator and Operator.
(t)    “Other Property Rights” all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Land, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Real Property, and any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Real Property by reason of a change of grade thereof, and all other accessions, appurtenant rights and privileges of Seller in and to the Real Property and the Improvements.
(u)    “Property” shall refer generally to a Facility and the Real Property Assets associated therewith and “Properties shall collectively refer to all such Facilities and Real Property Assets associated therewith.
(v)    “Purchase Price” shall mean the sum of Thirty-One Million Eight Hundred Thousand and 00/100 Dollars ($31,800,000.00), payable in cash at Closing, subject to the requirements of the Holdback Agreement (defined below). The Purchase Price shall be allocated among the Properties as set forth on Schedule 1(v) attached hereto solely for the purpose of computing certain Property-specific closing costs, and to designate a stipulated consideration to be referenced in connection with the filing of each Deed (as hereinafter defined) as required by the law of the jurisdiction in which each Facility is located. Notwithstanding the foregoing, the Purchase Price shall reduce by Two Hundred Thousand and 00/100 Dollars ($200,000.00) to Thirty-One Million Six Hundred Thousand and 00/100 Dollars ($31,600,000.00) if either of the following occurs at any point prior to Closing: (i) the annualized trailing six (6) month revenue for the Properties as of the end of any calendar month following the Effective Date is less than Eight Million Two Hundred Fifty Thousand and 00/100 Dollars

($8,250,000.00), as determined based upon Operator’s monthly profit and loss statements (which shall be certified by an officer of Operator as being true and correct in all material respects) that Operator shall deliver to Buyer within twenty (20) days after the end of each calendar month following the Effective Date; or (ii) the average trailing six (6) month combined census for the Properties (measured in resident days) as of the last day of any calendar month following the Effective Date is less than eighty-nine percent (89%) of the average trailing six (6) month combined census for the Properties as of the Effective Date.
(w)    “Real Property Assets” shall mean all of the following with respect to each Facility:
(i)    Seller’s valid and insurable fee simple title and all other rights, title and interest of Seller in and to the parcels of real property on which the Facilities are located, such real property being more particularly described on Exhibit A, together with the Other Property Rights (collectively, the “Land”);
(ii)    Seller’s and Operator’s fee simple title in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Properties owned by Seller and Operator and any construction in progress, including without limitation, all fixtures, fittings and components thereof, such as any and all elevators, partitions, ducts, motors, compressors, and the heating, ventilating, air conditioning, plumbing, sprinkler, drainage, lighting, gas, electrical and all other systems located therein (collectively, the “Improvements”, and together with the Land, the “Real Property”);
(iii)    to the extent in Seller’s or Operator’s (or their affiliates’) possession or control, all right, title and interest of each of them in and to the books, records, documents, surveys, reports, drawings, plans, specifications, diagrams, environmental assessments and other architectural or engineering work product related to the Real Property Assets, and to the extent not included in the foregoing, the Property Diligence Materials;
(iv)    all right, title and interest of Seller or Operator in and to the intangible property used in connection with the foregoing, including, without limitation, any and all certificates of occupancy and other permits, licenses and certificates, the CON’s, and, to the extent assignable, all warranties, guaranties and other assurances of performance pertaining to the Properties, all surveys, drawings, plans, specifications, diagrams, reports, environmental assessments and other architectural or engineering work product, (collectively, the “Intangible Property”).
(v)    all right, title and interest of Seller or Operator (or their respective affiliates) in and to all furniture, furnishings, equipment (other than medical diagnostic equipment), computers, machinery, mechanical systems, security and alarm systems, and nurse call systems (excluding automobiles, vans, buses or other vehicles, which are included among the Operating Assets) located at the Facilities owned or operated by them or used in connection therewith (collectively, the “Tangible Personal Property”).
Real Property Assets hereby expressly excludes (a) the Operating Assets; and (b) the Excluded

Assets.
(x)    “Seller’s or Operator’s Knowledge” shall mean the knowledge, of Brian W. Mueller or Kathleen A. Asselmeier, which shall include the actual knowledge of said parties and the knowledge that each would be presumed to have based upon reasonable inquiry made by each with the administrators of the Facilities.
(y)    “Tenant” shall mean the single, special purpose entity formed to be the tenant under the Master Lease and the landlord under each of the Operating Subleases.
(z)    “Third Party Payor” shall mean Medicare, Medicaid, Tricare, Veteran’s Administration, commercial and private insurers, managed care company, employee assistance programs, HMOs, preferred provider organizations and any other governmental, commercial, or other organization which maintains a healthcare reimbursement program or policy.
(aa)    “Title Insurer” shall mean Chicago Title Insurance Company, whose notice address shall be as follows, except as may be changed pursuant to the Notice section herein:
Chicago Title Insurance Company
2828 Routh Street, Suite 800
Dallas, TX 75201
Attn: Shannon Bright
Tel. No.: 214-965-1719
e-mail: brights@ctt.com
(bb)    Seller’s and Operator’s Notice Address shall be as follows, except as same may be changed pursuant to the Notice section herein:
A&M Property Holding, LLC
Garden Place, LLC
1007 North Main Street
Columbia, IL 62236
Attn: Mr. Brian W. Mueller, Manager
Tel. No.: (618) 281-4516
Fax No.: (618) 281-4545
Email: brian.mueller@heartlandbarge.com

With a required copy to:

Michael F. Flanagan, Esq.
Flanagan & Associates, L.L.C.
7611 State Line Road, Suite 303
Kansas City, MO 64114

Tel. No.: (816) 444-0637
Fax No.: (816) 276-0121
Email: MikeFlanagan@MFFLLC.com

(cc)    Buyer’s Notice Address shall be as follows, except as same may be changed pursuant to the Notice section herein:

c/o Griffin-American Healthcare REIT IV, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attn.: Brooks Barton
Email: bbarton@ahinvestors.com

With a required copy to:

Steven A. Kaye, Esq.
Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, GA 30363
Fax No.: (404) 873-8101
Email: steven.kaye@agg.com

Section 2.    Proration of Expenses and Payment of Costs and Recording Fees. Seller, Operator and Buyer agree that all income, revenue and expenses of the Real Property Assets shall be prorated on a calendar-year basis as of the date of Closing, such that Seller and Operator receive the income and revenue from and is responsible for the expenses of the Real Property Assets up to and including the day preceding the Closing Date, and Buyer receives the income and revenue from and is responsible for the expenses of the Real Property Assets on and after the Closing Date, including without limitation all utility charges, real estate taxes, assessments, and any assumed liabilities. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year, Seller and Buyer promptly shall adjust the proration of such taxes and special assessments, and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the Deed (as hereinafter defined) delivered hereunder but shall survive the Closing. Seller shall be responsible for the payment of all municipal license taxes payable during the calendar year in which the Closing occurs and corresponding to any period prior to the Closing Date. Seller shall pay all fees (including defeasance fees), charges and expenses imposed or assessed in connection with the payoff or prepayment of all loans secured by a mortgage encumbering the Property. The premium and related charges for an owner’s title insurance policy, with all standard exceptions deleted, to be issued to Buyer shall be paid by Seller. The premium and related charges for a lender’s title insurance policy, together with any endorsements to the owner’s title insurance policy and lender’s title insurance policy, shall be paid by Buyer. The recording fees necessary to record the Deeds at the Recorder of Deeds office in the county where each Property is located shall be paid by Buyer. The transfer tax, documentary stamp tax, and/or excise tax, if any, payable in connection with the recording of the Deeds shall be paid by Seller. Buyer shall be responsible for the cost of its own surveys (including the cost, if any, of any update to Seller’s existing surveys requested by Buyer), Phase 1 environmental studies and due diligence investigations or reports. Seller, Operator and Buyer shall be responsible for their own respective attorney’s fees. Seller and Buyer each shall pay one-half (1/2) of all escrow and closing fees charged by the Title Insurer.
Section 3.    Sale of Property. Seller and Operator hereby agree to sell, transfer and convey to Buyer the Real Property Assets owned by them, and Buyer hereby agrees to purchase and accept the same from Seller and Operator, on and subject to the other terms and conditions set forth in this Agreement.
Section 4.    Payment of Purchase Price. Buyer shall pay the Purchase Price, subject to the Closing adjustments expressly allocated under the terms of this Agreement, in accordance with all the terms and conditions of this Agreement. Title Insurer shall pay the Earnest Money to Seller, and Buyer shall receive a credit for such payment. Buyer shall pay the Purchase Price by wire transfer of immediately available federal funds to the Title Insurer no later than the morning of Closing, and Title Insurer shall disburse all funds it receives from the parties in connection with the Closing. Each Deed (and/or, if required by Buyer, each local governmental transfer consideration certificate filed therewith) will contain language stating that the Real Property conveyed thereby is part of a multi-property transaction, and that the consideration referenced thereon is solely for the purpose of calculating certain transaction costs (e.g. title insurance and similar costs). Seller, Operator and Buyer agree to file federal, state and local tax returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.
At the Closing, a portion of the Purchase Price in the amount of Six Hundred Thirty-Six Thousand and 00/100 Dollars ($636,000.00) will be paid into an escrow account to be established with Title Insurer. The use of such funds shall be restricted for the twelve (12) month period following the Closing Date as a source of funds to satisfy any obligation of Seller and/or Operator arising under this Agreement or the OTA and surviving the Closing and the delivery of the Deeds and other Closing documents (the “Buyer Indemnified Losses”) made by any Buyer and New Operator (the “Indemnity Holdback”) on a separate and several basis among the Facilities. Upon the one hundred eightieth (180th) day following the Closing Date, twenty-five percent (25%) of the Indemnity Holdback (less the amount of any respective Buyer Indemnified Losses that are outstanding and unresolved as of said date) will be thereupon distributed to or as directed by Seller upon receipt of Seller’s written request. Upon the expiration of the twelve (12) full calendar month period after the Closing Date, the balance of the Indemnity Holdback, if any, less the amount of any respective Buyer Indemnified Losses against the remaining balance of the respective Indemnity Holdback that are outstanding and unresolved as of said anniversary of the Closing, will be thereupon distributed to or as directed by Seller. The conditions for the distribution or forfeiture of the respective Indemnity Holdback are more particularly set forth in that certain Indemnity Holdback Agreement executed and delivered by Seller, Operator, Buyer (or its assignee under this Agreement) and New Operator (or its assignee under the OTA, and collectively with Buyer or said assignee of Buyer, the “Buyer Indemnified Parties”) at the Closing, in the form to be agreed upon by said parties prior to the expiration of the Due Diligence Period (the “Indemnity Holdback Agreement”). The Indemnity Holdback shall be exclusive of any other right or remedy any of the Buyer Indemnified Parties may have with respect to the Buyer Indemnified Losses, whether under this Agreement, at law or in equity. To the extent required under Section 7.7, Seller hereby agrees that to the extent the Buyer Indemnified Losses exceed the amount of the Indemnity Holdback then in existence, Seller will be liable for all such Buyer Indemnified Losses.
Section 5.    Title. At Closing, Seller agrees to convey to Buyer fee simple marketable title to the Real Property by special warranty deeds (each a “Deed” and collectively, the “Deeds”) in form and substance reasonably acceptable to Buyer, free and clear of all liens, defects of title, conditions, easements, restrictions, and encumbrances of record except for (i) taxes for the current year and subsequent years not yet due and payable (subject to apportionment as provided elsewhere in this Agreement); (ii) existing zoning laws, ordinances and regulations and other laws, ordinances and regulations respecting the use, occupancy and operation of the Property; and (iii) other conditions, easements, restrictions, and encumbrances of record and exceptions set forth in the Title Report (as defined below) or on a survey of the Real Property, or as identified by Buyer as an Objection (as defined in Section 6(a)) and which Seller does not agree to cure under Section 6(a) herein and in which Buyer waives as an Objection pursuant to said Section 6(a) (collectively, the “Permitted Exceptions”). At Closing, Seller and Operator agree to convey the other Real Property Assets to Buyer free and clear of all liens, defects of title, conditions, restrictions and encumbrances of record. At Closing, Operator agrees to convey the Operating Assets to New Operator in accordance with the terms and conditions of the OTA.
Section 6.    Examination of Property. Seller and Buyer hereby agree as follows:
(a)    Title Examination. Buyer shall order a title report or commitment for title insurance (the “Title Report”) from the Title Insurer promptly after the Effective Date. Seller shall deliver copies of the most recently available ALTA surveys which are in Seller’s possession if any, within two (2) business days after the Effective Date. Buyer shall have the right to have such surveys updated and revised to incorporate Buyer’s survey requirements. Before the expiration of the Due Diligence Period, Buyer shall furnish to Seller copies of Buyer’s Title Reports and surveys as and when received, together with a statement specifying any defects in title and/or the survey (the “Objections”). Seller shall notify Buyer within ten (10) days after receipt of the Objections whether Seller will undertake to cure the Objections. If Seller does not timely respond within said ten (10) day period, Seller shall be deemed to have elected to not cure the Objections. If Seller does not agree (or is deemed to not agree) to cure the Objections, Buyer shall have the right, by notice given to Seller and Title Insurer within ten (10) days after receipt of Seller’s notice (or within ten (10) days of the expiration of Seller’s ten (10) day response period, if Seller does not respond), either to (a) waive the Objections and close title without abatement or reduction of the Purchase Price, or (b) terminate this Agreement and obtain a refund of the Earnest Money. If Buyer fails to timely deliver the Objections to Seller within the Due Diligence Period, then Buyer shall be deemed to have elected to waive its right to make Objections. If Buyer elects to terminate this Agreement by notice given to Seller or is deemed to have terminated this Agreement, the Earnest Money shall be immediately returned to Buyer, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void, with each party to bear its own respective fees, costs and expenses incurred in connection with this transaction through the termination date. Notwithstanding the foregoing, Seller shall be solely responsible for the payment or other satisfaction and discharge of record at or before the Closing of all liens and encumbrances against the Property and objected to by Buyer which can be removed by the payment of a fixed and ascertainable sum of money. In the event Seller fails or refuses to cure monetary liens or encumbrances against the Property, Buyer may, but is not obligated to, elect to satisfy such monetary liens or encumbrances and deduct the costs of the cure from the Purchase Price.
Notwithstanding any provision of this Agreement to the contrary, following the, Effective Date of this Agreement, Seller and Operator shall not create, place, grant, convey, or otherwise voluntarily cause or otherwise consent to any liens, encumbrances or restrictions affecting the Properties, or any part thereof, to be created, suffered to be placed or recorded against the title to the Properties, nor will Seller or Operator during said period convey any interest in the Property to anyone other than Buyer without Buyer’s prior written consent, which consent Buyer may withhold in its absolute discretion. At Closing, Seller will cause the Real Property to be released or otherwise discharged from any lien securing the payment of a sum certain which has been voluntarily created by, or with the consent of, Seller or will bond over said lien to the reasonable satisfaction of Buyer and Buyer’s title insurance company sufficient to cause said company to insure over said lien.
Any exceptions to title to the Land that arise between the Effective Date of the title commitment obtained by Buyer and the Closing are referred to herein as “New Defects.” Buyer may notify Seller in writing (the “Gap Notice”) of any New Defect (a) raised by the Title Insurer between the Effective Date of the Title Commitment and the Closing (the “Gap”), and (b) not otherwise known to Buyer prior to the Effective Date of the Title Commitment; provided that Buyer must notify Seller of such objection to title within two (2) business days of being made aware of the existence of such exceptions. If Buyer timely sends a Gap Notice to Seller, Buyer and Seller shall have the same rights and obligations with respect to such notice as exist in Section 5(a) of this Agreement with respect to the Objection Notice.
(b)    Examination. Within three (3) business days following the Effective Date, Seller and Operator shall provide to Buyer or shall upload to the Data Room copies of the following documents and materials pertaining to the Properties to the extent within Seller’s or Operator’s possession or readily obtainable by them: (i) all items specified on Exhibit B attached hereto (the “Primary Diligence Materials”). Additionally, promptly following the Effective Date, Seller and Operator shall upload to the Data Room all of the following to the extent not duplicative of the Primary Diligence Materials to the extent within Seller’s or Operator’s possession or readily obtainable by them (the “Additional Diligence Materials”, the “Property

Diligence Materials”): and all contracts, subcontracts or agreements affecting the Properties (the “Contracts”); title commitments/policies; copies of title exception documents; ALTA surveys; site plans and specifications; architectural plans, environmental/hazardous material reports, records, studies, inspections, assessments, investigations, sampling results and analyses; environmental remediation, monitoring and compliance documentation and permits; environmental notices of noncompliance, violation and penalty; environmental corrective action orders and directives, consent orders, settlement agreements, consent agreements and requests for information; public notices and advertisements regarding the presence, release or threat of a release of Hazardous Substances (as such term is defined in Section 11(o) of this Agreement) at, on, under, to, from or about the Properties; all correspondence to or from a third party or a governmental agency regarding a query, any claim or demand related to the environmental condition of the Properties or the presence, release or threat of a release of any Hazardous Substances at, on, under, to, from or about the Properties; structural reports; soils reports; governmental permits/approvals; zoning information; copies of tax bills; condemnation notices; operating expense information and reports; and utility letters and copies of all correspondence related to the existing leases, plans and specification for the Improvements, and all items specified on Exhibit B attached hereto, and any other documents relating to the Properties reasonably requested by Buyer. If such items are not available to or in the possession or control of Seller or Operator as of the Effective Date, then Seller and Operator shall provide same to Buyer within three (3) business days after acquiring same or notify Buyer that Seller and Operator will not be providing such items. Any due diligence items not uploaded on to the Data Room shall be sent to Buyer at the address set forth in Section 1(n), to the attention of Phil Han. Additionally, during the term of this Agreement, Buyer, its employees, contractors, agents and designees, shall have the right to enter the Properties for the purposes of inspecting and testing the Properties, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other interviews, investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Buyer on the Property shall not materially interfere with the conduct of business at the Properties and shall have been arranged in advance with Seller and Operator through the Broker; and provided, further, however, that Buyer shall indemnify and hold Seller and Operator harmless from and against any and all claims or damages to the extent directly resulting from the activities of Buyer or any of Buyer’s representatives or agents on the Properties (but not claims or damages arising out of the findings of such activities), and Buyer shall repair any and all damage caused, in whole or in part, by Buyer or any of Buyer’s representatives or agents and return the Properties to their condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Seller and Operator shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives and agents to inspect the Properties. Buyer shall be permitted to meet and speak with the persons named herein as the Seller’s Knowledge parties, and Buyer shall be permitted to speak with any administrator of a Facility during the Due Diligence Period at such time as are mutually acceptable to the parties, it being the intent of the parties that such meetings shall occur after the thirtieth (30th) day following the commencement of the Due Diligence Period. Buyer shall give Seller and Operator reasonable notice before entering a Property or having an approved discussion with an administrator, and Seller or Operator may have a representative present during any and all examinations, inspections and/or studies on the

Properties or meetings with any administrator.
Notwithstanding any provision of this Agreement or any other agreement to the contrary, Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller and Operator prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, whereupon Title Insurer shall refund the Earnest Money to Buyer (which obligation and right shall survive such termination), and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. If Buyer does not so timely terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer conclusively shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6(b).
The parties hereto acknowledge that Buyer may expend material sums of money in reliance on Seller’s and Operator’s obligations under this Agreement in connection with negotiating and executing this Agreement, furnishing the Earnest Money, conducting the inspections contemplated by this Section and preparing for Closing, and that Buyer would not have entered into this Agreement without the availability of the Diligence Period. Therefore, the parties agree that adequate consideration exists to support Seller’s and Operator’s obligations hereunder even before expiration of the Diligence Period. Notwithstanding anything to the contrary contained herein, the effect of any representations or warranties made by Seller and Operator in this Agreement shall not be diminished by any inspections, tests, or investigations made by Buyer.
Section 7.    Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Properties shall be borne by Seller. In the event all or any portion of the Properties are damaged in any casualty or condemned or taken, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement except as otherwise expressly set forth herein. With respect to any condemnation or taking (or any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.
Section 8.    Earnest Money Disbursement. The Earnest Money shall be held by the Title Insurer, in trust, and disposed of only in accordance with the following provisions:

(a)    Upon receipt of the Earnest Money, Title Insurer shall deliver to Seller and Buyer written notice confirming Title Insurer’s receipt of the Earnest Money, the date on which Title Insurer received the Earnest Money and that the Earnest Money has been deposited as required by this Agreement. The Title Insurer shall invest the Earnest Money in a money market account reasonably satisfactory to Buyer, with any associated fees or charges to be borne by Buyer, and shall promptly provide Buyer and Seller with confirmation of the investments made.
(b)    If the Closing occurs, the Title Insurer shall deliver the Earnest Money to Seller at Closing and the same shall be credited against the Purchase Price. If for any reason the Closing does not occur, the Title Insurer shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, except where this paragraph expressly provides for notice only from Buyer. Subject to the last sentence of this clause (b), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon the Title Insurer for payment of the Earnest Money, the Title Insurer shall give written notice to the other party of the Demand within one (1) business day after receipt of the Demand. If the Title Insurer does not timely receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Title Insurer, the Title Insurer is hereby authorized to make the payment set forth in the Demand. If the Title Insurer does timely receive such written objection within such period, the Title Insurer shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (b) if Buyer delivers a notice to Title Insurer stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Title Insurer shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller, and Title Insurer shall do so notwithstanding any objection by Seller.
(c)    The parties acknowledge that the Title Insurer is acting solely as a stakeholder at their request and for their convenience, that the Title Insurer shall not be deemed to be the agent of either of the parties, and that the Title Insurer shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Title Insurer’s mistake of law respecting the Title Insurer scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Title Insurer harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Title Insurer’s duties hereunder, except with respect to actions or omissions taken or made by the Title Insurer in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Insurer. The Title Insurer has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Title Insurer has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 8.

(d)    Buyer and Seller, together, shall have the right to terminate the appointment of Title Insurer hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Title Insurer, who shall sign a counterpart of this Agreement. Upon demand of such successor Title Insurer, the Earnest Money shall be turned over and delivered to such successor Title Insurer, who shall thereupon be bound by all of the provisions hereof. Title Insurer may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Buyer, which approval shall not be unreasonably withheld or delayed, or (ii) Title Insurer shall deposit the Earnest Money with a court of competent jurisdiction. After such resignation, Title Insurer shall have no further duties or liability hereunder.
Section 9.    Default
(a)    Buyer Default. If Buyer defaults in any of its obligations undertaken in this Agreement or New Operator defaults in any of its obligations undertaken in the OTA, and should such default continue for a period of ten (10) business days after the date on which Buyer receives Seller’s written notice of default, then Seller shall be entitled, as its sole and exclusive remedy, to either: (i) if Buyer is willing to proceed with Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof (assuming that New Operator also waives any default under the OTA and proceeds with closing thereunder); or (ii) declare this Agreement to be terminated, in which event Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller’s sole and exclusive remedy. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (a) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Properties from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages.
(b)    Seller Default. If Seller defaults in the performance of its obligations hereunder and or under the OTA, and should such default continue for a period of ten (10) business days after the date on which Seller receives Buyer’s written notice of default, then Buyer may, either waive such default and proceed to Closing in accordance with the terms and provisions hereof or may in its sole discretion elect to (i) terminate this Agreement, whereupon Title Insurer shall return the Earnest Money to Buyer and Seller shall reimburse Buyer and New Operator for the lesser of: (A) Buyer’s and New Operator’s actual out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement and the OTA, including without limitation, title insurance company charges, third-party reports, and reasonable attorneys’ fees and expenses; or (B) the sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (which obligations shall survive such termination), which return and payment shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof, (ii) enforce specific performance of Seller’s obligations hereunder and Operator’s obligations under the OTA (as a third-party beneficiary thereof), or (iii) by notice to Seller given on or before the Closing Date, extend the Closing Date for a period of up to thirty (30) days to permit Seller to remedy any such default, and if such extension is given and Seller’s default continues, Buyer shall continue to have all rights and remedies stated herein, at law or in equity. Notwithstanding the foregoing, in the event of a willful or intentional default of Seller hereunder, Buyer shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Buyer at law or in equity. Buyer may exercise the foregoing remedies with respect to all of the Properties or anyone of the Properties.
Section 10.    Closing. The Closing shall consist of the execution and delivery of documents by Seller, Operator and Buyer, as set forth below, and delivery by Buyer to Seller and Operator of the Purchase Price in accordance with the terms of this Agreement. It is expected that the parties will not attend Closing and instead will utilize an escrow with Title Insurer. Title Insurer shall prepare and deliver to Seller and Buyer no later than three (3) business days prior to the Closing Date a statement setting forth the Purchase Price, all prorations, credits and other adjustments provided for in this Agreement, and the funds required for Closing as contemplated hereunder (the “Settlement Statement”). Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this Section. If the pro-rations and credits made under the Settlement Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date or, if later, the close of an applicable real estate tax cycle which determines the amount of real estate taxes applicable to this pro-ration, and if a party fails to request an adjustment to the Closing statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Settlement Statement that such party desires to adjust and the reasons for such adjustment), then the pro-rations and credits set forth in the Settlement Statement shall be binding and conclusive against such party.
(a)     Seller and Operator Deliverables: Seller and Operator, as applicable, shall deliver to Title Insurer at least two (2) business days prior to the Closing Date (or on such other date specified below) the following executed documents, each to be provided separately for each of the Properties being acquired, all in form and substance reasonably satisfactory to Buyer and, as appropriate, executed by them (and/or, where appropriate, the Operating Subtenant and other named parties) and acknowledged or notarized:
(1)    One (1) original of a Deed conveying each parcel of the Properties to Buyer, subject only to the Permitted Exceptions;

(2)    if the legal description of the Land set forth on the survey obtained by Buyer (the “Survey Description”) differs from the legal description of the Land set forth on the Deed by which Seller acquired title, two (2) originals of a quit claim deed conveying the Land to Buyer utilizing the Survey Description;
(3)    one (1) original Lease Termination Agreement terminating the Existing Lease between Seller and Operator in effect as of the Effective Date;
(4)    two (2) originals of the Bill of Sale in the form of Exhibit C attached hereto from Seller and Operator (as applicable) to Buyer conveying the Tangible Personal Property and Property Diligence Materials;
(5)    two (2) originals of an Assignment of Intangible Property in the form of Exhibit D attached hereto;
(6)    two (2) originals of the Settlement Statement;
(7)    all transfer tax statements, declarations and filings as may be necessary, appropriate or required by local practice for purposes of recordation of the Deeds;
(8)    an original good standing certificate for Seller and Operator issued by the Illinois Secretary of State; and an original resolution of Seller and Operator authorizing the sale of the Real Property Assets to Buyer, together with an incumbency certificate for the officers signing this Agreement and such instruments as may be reasonably required by Buyer;
(9)    keys and combinations to all locks located in the Improvements;
(10)    to the extent not previously delivered to Buyer, but only to the extent within Seller’s or Operator’s possession or reasonable control, originals of the Property Diligence Materials and warranties issued to Seller in connection with the construction of the Improvements (it being agreed that in the event such warranties are not assignable to Buyer, Seller shall have such warranties re-issued to Buyer or Tenant, as requested by Buyer); copies of all books and records applicable to the Property which are identified by Buyer by written notice to Seller and reasonably necessary for the orderly transition of operation of the Property; and readable electronic copies thereof in Microsoft Word or other similar format;
(11)    an original certificate as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto (the “Code”), certifying the non-foreign status of Seller;
(12)    such original affidavits or other instruments as the Title Insurer shall require in order to issue policies of title insurance (i) free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed prior to Closing, (ii) free from the claim of parties in possession other than the Tenant, and (iii) providing for such other customary matters as Title Insurer shall request;

(13)    such original documentation from Broker as may be reasonably required to evidence the satisfaction or waiver, and release, of all liens that Broker may have in connection with a claim for commissions or other compensation due to the Closing of the transaction contemplated by this Agreement, and in form and substance reasonably acceptable to Title Insurer and which will permit Title Insurer to issue its title insurance policy to Buyer without exception for and insuring against such Broker claims;
(14)    Two (2) original re-certifications by Seller and Operator of the representations and warranties made by them under this Agreement;
(15)    An original written waiver of rights from each party having a right or option to purchase the Property (or any portion thereof) from Seller;
(16)    A copy of each document required to be delivered to New Operator under the OTA;
(17)    Three (3) originals of the Holdback Agreement; and
(18)    such other instruments as are reasonably required by Title Insurer to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.
Each of the above items shall be provided separately for each of the Properties being acquired. Each of Seller, Operator and Buyer shall provide the number of duplicate originals of the documents referenced above as the other party may reasonably request. Additionally, at the request of a party’s counsel, in advance of Closing, attorneys for the parties shall exchange electronic copies of executed Closing documents (to be held in trust pending Closing) to enable counsel to confirm that all required Closing documents have been executed and delivered.
(b)    Delivery by Buyer.    Buyer shall deliver to Title Insurer on or before the Closing Date the following executed documents and items, each to be provided separately for each of the Properties being acquired, all in form and substance reasonably satisfactory to Seller and, as appropriate, executed by Buyer and acknowledged or notarized:
(1)    the Purchase Price, as required by this Agreement;
(2)    two (2) originals of the Settlement Statement;
(3)    any documents, instruments, data, records, correspondence, agreements or other items called for under this Agreement which have not previously been delivered by Buyer;
(4)    a copy of each document required to be delivered to Operator under the OTA;

(5)    three (3) originals of the Holdback Agreement; and
(6)    such other instruments as are reasonably required by Title Insurer to close the escrow and consummate the purchase of the Property in accordance with the terms hereof, provided such instrument does not impose an obligation or liability in excess of that otherwise required by this Agreement.
At Closing, Buyer shall instruct the Title Insurer to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver original execution counterparts of the Closing documents referenced above to be executed by Buyer.
(c)    Regulatory Approvals. In addition to the obligations required to be performed hereunder by the parties at Closing, each of the parties shall perform such other acts, and shall execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other applications, notices, instruments, documents and other materials as the other may reasonably request (as reasonably determined by the requesting party or its counsel) or that may be required in order to effect the consummation of the transactions contemplated hereby, to lawfully vest title to the Properties in Buyer and to allow the operation of the business currently conducted at each Facility to lawfully continue. The foregoing shall include, without limitation, those actions and items required by all environmental permits and any Health Care Regulatory Agency having jurisdiction over a Property, the ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, the reimbursement of health care costs relating thereto, or which grant, issue or regulate any licenses, permits, accreditations, provider numbers, approvals, qualifications, certifications, and other authorizations granted by any Health Care Regulatory Agency or other governmental authority, accreditation organization or Third Party Payor (defined below) relating to or affecting a Property, the establishment, construction, ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, and/or the reimbursement of healthcare costs relating thereto (collectively, the foregoing being referred to herein as the “Regulatory Approvals”). Each party shall proceed with diligence and in cooperation with the other party to obtain the Regulatory Approvals at the earliest possible opportunity. This paragraph and the obligations of the parties hereunder shall survive the Closing.
Section 11.    Representations by Seller and Operator. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Properties in accordance herewith, Seller and Operator (as applicable) make the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, which shall survive the Closing for a period of one (1) year.
(a)    Each of Seller and Operator is duly organized, validly existing and in good standing under the laws of the State of Illinois. Neither Seller nor Operator is in default under or in violation of any provision of its respective organizational documents. Seller and Operator are authorized to execute and deliver this Agreement and the OTA and consummate the transactions set forth in this Agreement and the OTA and fulfill all of their respective obligations under this Agreement and under the OTA and under all closing documents to be executed by them, and has all necessary power to execute and deliver this Agreement, the OTA and all closing documents to be executed by them, and to perform all of their respective obligations hereunder and thereunder. Neither the execution and delivery of this Agreement, the OTA and all closing documents to be executed by Seller and/or Operator, nor the performance of the obligations of Seller and Operator hereunder or thereunder will result in the violation of any applicable municipal, county, state and federal laws, ordinances, regulations, statutes, administrative rulings or restrictive covenants (collectively, the “Laws”) or any provision of the organizational documents or will conflict with any order or decree of any court or governmental instrumentality of any nature by which they are bound or violate any of the Contracts or result in the termination of any Contract or result in the creation or imposition of any mortgage, pledge, security interest, encumbrance, charge or other lien upon the Real Property Assets or Operating Assets. Upon due execution and delivery, this Agreement, the OTA, and each closing document will constitute the legal, valid and binding obligation of each Seller and Operator, respectively, enforceable in accordance with its respective terms. The person executing this Agreement, the OTA, and the other closing documents on behalf of Seller and Operator has the authority to do so;
(b)    Seller, alone, has, and at Closing hereunder will convey and transfer to Buyer, indefeasible, good and marketable legal and equitable fee simple title to the Real Property, each as a single contiguous parcel, free and clear of all mortgages, deeds of trust, liens, claims, judgments, encumbrances, ground rents, leases, tenancies, licenses, security interests, covenants, conditions, restrictions, rights of way, easements, encroachments and any other matters affecting title, except only the Permitted Exceptions as to the Real Property. Seller and Operator have, and at Closing hereunder will convey and transfer to Buyer, indefeasible, good and marketable legal title to the other Real Property Assets owned by them, free and clear of all mortgages, deeds of trust, liens, claims, judgments, encumbrances, security interests, covenants, and any other matters affecting title thereto; and
(c)    Except for the Real Property Assets (which are owned by Seller), Operator owns or leases all assets which are material to the operation of the Facilities as conducted before the Effective Time. At Closing under the OTA, Operator will convey and transfer to New Operator pursuant to the OTA good title to the Operating Assets, free and clear of all liens, claims, judgments, encumbrances, security interests, covenants and other matters affecting title to such Operating Assets and, unless New Operator rejects assumption of a lease, New Operator will be entitled to use as lessee all leased assets that are material to the operation of the Facilities, at New Operator’s expense, following the Closing Date.
(d)    Except as set forth on Schedule 11(d) hereto, neither Seller nor Operator has received any written notice of any threatened, current or pending litigation, action, proceeding (including municipal, health, administrative, or condemnation proceedings), tax appeals (or other similar proceedings challenging or seeking to reduce the assessed valuation of the Real Property) or environmental investigations against Seller, Operator, any other tenant or subtenant, the Real Property Assets or in connection with the business operated at the Facilities. Notwithstanding any provision in this Agreement to the contrary, the disclosure of current or pending litigation shall in no way release Seller or Operator from responsibility for any such claims, and Buyer shall in no way be deemed to have assumed responsibility for any such claims, either by virtue of receipt of such notice or the occurrence of the Closing.
(e)    Permanent certificates of occupancy and all other licenses, permits, authorizations, consents, approvals and other grants of authority required by all governmental or quasi-governmental authorities having jurisdiction, including but not limited to Regulatory Approvals by all applicable Health Care Regulatory Agency and Third Party Payor, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), if any, have been, or as of Closing will have been, issued for the Improvements which are a part of the Property, and for the full functioning and operation of the Property and the operation of assisted living facilities thereon, have been paid for in full, and are, and as of Closing will be, in full force and effect. Without limiting the generality of the foregoing:
(i)    Each Facility is duly licensed as required under Applicable Laws. The maximum number of licensed units permitted at each Facility is as set forth on Schedule 11(e)(i). No application has been filed to reduce the number of licensed or certified units of such Facility, to move or transfer the right to any and all of the licensed or certified units of such Facility to any other location, or to amend or otherwise change such Facility’s authorized bed capacity and/or the number of approved units, and there are no proceedings or actions pending or, to Seller’s or Operator’s Knowledge, contemplated to reduce the number of licensed or certified units of such Facility.
(ii)    The operation of each Facility is in material compliance with all Applicable Laws, including but not limited to: (i) staffing requirements, (ii) health and fire safety codes and standards, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services in such Facility; (iv) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements; (vii) requirements of the applicable state department of health or equivalent and all other federal, state, or local governmental authorities, including without limitation those relating to such Facility’s physical structure and environment, licensing, quality and adequacy of medical care, distribution or pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting, and any other Applicable Laws, regulations or agreements for reimbursement for the type of care or services provided with respect to such Facility.
(iii)    Operator does not participate in the Medicare and Medicaid Programs with respect to any Facility, including the Medicare and Medicaid Patient and Program Protection Act of 1987, and is not a party to a provider agreement under Title XVIII and/or XIX of the Social Security Act.
(iv)    Schedule 11(e)(iii) sets forth copies of all Licenses for the

Facilities. Each License (i) has not (A) been transferred to any location other than the applicable Facility or (B) pledged as collateral security for any lien that will survive the Closing, (ii) is held free from restrictions or known conflicts that would materially impair the use or operation of the applicable Facility as intended, and (iii) is not provisional, probationary, or restricted in any way, except in instances where a governmental authority has issued a provisional, probationary or restricted license, permit or certification in the ordinary course pending issuance of a final license, permit or certification. To Seller’s and Operator’s Knowledge, the Licenses are valid, in full force and effect, in good standing, and there are no pending or threatened proceedings for the revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any License, nor are there any current violations or deficiencies with respect to any of the Licenses, and neither Seller nor Operator has received notice and neither Seller nor Operator is in violation of, or being investigated for a potential violation of, any restriction or other applicable laws in connection with the Licenses, the Facilities or otherwise restricting or otherwise affecting possession, operation and use thereof. Neither Seller nor Operator has not taken any action to rescind, withdraw, revoke, amend, modify, supplement or otherwise alter the nature, tenor or scope of any License other than non-material alterations effected in the ordinary course of the operation of the Facilities. Operator is the sole holder of all the Licenses pertaining to each Facility, and there is no other person or entity that operates, manages or leases the Facilities.
(f)    Schedule 11(f) sets forth a list of all Contracts for each Facility. Seller has provided or will provide Buyer and New Operator with true and complete copies of each Contract in accordance with Section 6(b). Except for defaults cured on or before the date hereof, neither Seller nor Operator has received any written notice of default under the terms of any of the Contracts. To Seller’s and Operator’s Knowledge, all Contracts are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their terms, and no claims of breach, defenses, off-sets or counterclaims have been asserted in writing against Seller or Operator by any other party thereto, nor has Seller or Operator waived any rights thereunder. None of the Contracts will be binding upon Buyer after the Closing; and only those Contracts assumed by New Operator pursuant to the OTA shall be binding on New Operator. Each of the Contracts relates only to the Facilities and does not relate to any other facility or assets managed by an affiliate of Seller or Operator that is not subject to this Agreement;
(g)    Included in Schedule 11(g) are specimens of all forms of Residency Agreements. All Residents of each of the Facilities, other than those on respite care, have, or will have prior to the Closing Date, executed a Residency Agreement and no such Residency Agreement varies in any material respect from the terms of the specimen agreements included in Schedule 11(g), was entered into other than on an arms’ length basis or provides for payment of a single or fixed sum in exchange for lifetime care or other prepaid services;
(h)    To Seller’s and Operator’s Knowledge, all of the existing Residents’ care needs and levels of functioning are consistent with the level of staffing and facilities offered at the Facility, consistent with Operator’s stated assessment for each Resident and Operator’s care level policies, and there are no Residents requiring nursing care, care for serious mental or emotional disorders or care levels that would exceed those permitted by Illinois Department of Public Health, except for those Residents who are in the process of being transferred from the Facility because their care needs and levels of functioning are no longer consistent with the level of staffing and facilities offered at the Facility;
(i)    Except for violations cured or remedied on or before the date hereof, neither Seller nor Operator has received any written notice from (or delivered any notice to) any governmental authority, including, but not limited to, a Health Care Regulatory Agency, regarding any violation of any Laws applicable to the Properties and operation of the Properties and the operation of the Facilities thereon, and to Seller’s or Operator’s Knowledge, no such violations have occurred. Seller and Operator shall cure or comply with, prior to Closing, any violation or notice of which they or Buyer receives written notice prior to the Closing from any of the foregoing governmental, quasi-governmental or nongovernmental authorities;
(j)    No written or oral notice has been given to Seller or Operator by any holder of any mortgage or deed of trust on the Properties, by any insurance company which has issued a policy with respect to any of the Properties, or by any board of fire underwriters (or other body exercising similar functions), any of which notices claim any defect or deficiency or request the performance of any repairs, alterations or other work to the Properties;
(k)    The Tangible Personal Property, Intangible Personal Property and Operating Assets are free and clear of liens, security interests and other encumbrances arising by, through or under Seller and Operator, except as a result of loan instruments securing a loan that shall be paid in full by Seller at or prior to Closing;
(l)    To Seller’s and Operator’s Knowledge, there are no material defects in the structural elements of the Improvements and all Improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Properties are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and there is no leak or material defect in any roof located upon the Properties;
(m)    Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right in favor of any other person or entity; and apart from this Agreement, Seller has not entered into any written agreements for the purchase or sale of the Properties, or any interest therein which remain in effect;
(n)    To Seller’s and Operator’s Knowledge, the Properties and each Facility operated thereon are now and have at all times been in compliance with all Laws. Neither Seller nor Operator has received any written notice that the Properties, Seller’s or Operator’s use and occupancy or the operation of the facility thereon violates any Laws. To Seller’s and Operator’s Knowledge, the Properties contain sufficient parking in compliance with all Applicable Laws, ordinances, regulations, restrictions, and covenants;

(o)    Neither Seller nor Operator is a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required by FIRPTA to withhold from the Purchase Price any withholding tax;
(p)    There are no employees of Seller engaged in the operation or maintenance of the Properties;
(q)    Neither Seller nor Operator has initiated or participated in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Properties;
(r)    The Properties, Seller and Operator are, and at all times have been, in compliance with all Environmental Laws, and Seller has no basis to expect, nor has it received from any person, entity or governmental authority any communication or notice regarding any violation of, or liability under any law, rule, legal requirement or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”). There are no Hazardous Substances at, in or under the Properties (except those which may be present in the ordinary course of business in operating the Facilities), or to Seller’s or Operator’s Knowledge at any adjoining property, or incorporated into any structure on the Properties. All permits and other authorizations required for the Properties or the use thereof have been obtained, and to Seller’s or Operator’s Knowledge, neither the Seller, Operator nor the Properties are or have been in violation thereof. To Seller’s or Operator’s Knowledge, no underground storage tanks are or were present on the Properties. Neither Seller, Operator nor the Properties have incurred any liability under any Environmental Law. Seller has delivered to Purchaser true and complete copies and results of any documents, reports or tests possessed or initiated by Seller pertaining to (i) Hazardous Substances on, in or under the Properties; (ii) compliance by Seller and the Properties with any Environmental Laws; or (iii) any liability by Seller or the Properties under any Environmental Laws, and there are no material misstatements or omissions in such documents. As used in this Agreement, the term “Hazardous Substances” shall mean any substance or material which is listed, defined or deemed to be a waste, contaminant or pollutant, or substance or material potentially harmful, hazardous or toxic to human health or safety or the environment pursuant to any Environmental Laws, including but without limitation, mold, petroleum, petroleum based product and any petroleum constituent;
(s)    Other than the Regulatory Approvals and the payoff of the existing indebtedness, no consent, approval or other action of, or filing on registration with, any governmental agency, commission or office is required on Seller’s or Operator’s behalf with respect to the transaction contemplated herein;
(t)    No litigation or proceeding before any commission, agency or other administrative authority is pending or threatened against or affecting the Properties or the use of the Properties or arising out of or by virtue of the ownership or use of the Properties. No pending or threatened judicial, municipal, health or administrative proceeding exists which affects the Properties or the use of the Properties, or in which Seller and/or Operator are or may be a party by reason of the ownership or use of all or any part of the Properties;
(u)    Neither Seller nor Operator have received any writing notices of any outstanding, cited or proposed deficiencies, sanctions or work orders of any authority related to the Properties and the operation of the Properties;
(v)    To Seller’s and Operator’s Knowledge, all water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the Properties (i) either enter the Properties through open public streets adjoining the Land, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Buyer, (ii) are installed, connected and operating, in good condition, with all installation and connection charges paid in full, including, without limitation, connection and the permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority, and (iii) are adequate to service the Properties for the proper operation of the Facility. No moratorium, proceeding or other fact or condition exists which threatens to impair continued furnishing of such services to the Properties at regular rates and fees. Water and sanitary sewer are public;
(w)    No work has been performed or is in progress at, and no materials have been furnished to, the Properties which, though not presently the subject of, might give rise to, mechanics’, material suppliers’, or other liens against the same or any portion thereof. If any lien for such work is filed before or after Closing hereunder, Seller shall promptly discharge the same at its cost;
(x)    All books, records, maintenance and service records, rent rolls, bills, invoices and related documentation furnished or made available (or to be made available) by Seller and Operator to Buyer are (or when presented, will be) complete, true and correct and fairly present the financial condition, assets and liabilities relating to the Properties and the results of operations for such periods, have been prepared in accordance with federal income tax accounting principles consistently maintained since the beginning of the periods covered thereby. There has been no event having a Material Adverse Effect with respect to the operation of the Properties since the effective date of the foregoing financial statements;
(y)    Buyer hereby acknowledges that it has an opportunity to inspect the Properties as set forth in Section 6 herein, and except as set forth in this Agreement, agrees that the Properties will be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever, except for those expressly stated in this Agreement or in documents executed and delivered by Seller and Operator at Closing. Notwithstanding the foregoing, Seller and Operator shall promptly notify Buyer of any change in any condition with respect to the Properties or of any event or circumstance which makes any representation or warranty made by them to Buyer under this Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being performed, it being understood that Seller’s and Operator’s obligation to provide notice to Buyer under this Section shall in no way relieve Seller and Operator of any liability for a breach of any of its representations, warranties or covenants under this Agreement;
(z)    Seller or Operator is the sole party owning and/or in control of all certificate of need rights or bed rights, if any, administered by any applicable Health Care Regulatory Agency related to the ownership, operation, maintenance, management, use, regulation, development, expansion or construction of a health care facility at or on the Property, and at Closing they shall transfer same to Buyer;
(aa)    The census of each Facility as of the Effective Date is as stated on Schedule 11(aa); and the EBITDAR of each Facility for the quarter ended December 31, 2016 is as stated on Schedule 11(aa). Since the date of the Current Financial Statement, the Facilities have not (a) suffered any Material Adverse Effect; (b) incurred any indebtedness for borrowed money related to or secured by one or more of the Facilities; (c) acquired or disposed of any Real Property Assets or Operating Assets or incurred any liabilities or obligations or agreed to do any of the foregoing, except in the ordinary course of business consistent with prior practice; (d) accelerated any item of income or gain into the period prior to the Closing, or deferred any item of expense or loss into the period after Closing, if such acceleration or deferral is not made in the ordinary course of Seller’s business consistent with Seller’s treatment of such items in prior periods; or (e) entered into any employment, compensation, consulting or collective bargaining agreement with any person or group, or modified or amended the terms of any such existing agreement or agreed to do any of the foregoing to the extent that Buyer or New Operator would incur any liability with respect thereto;
(bb)    Seller and Operator have filed or will file prior to the Closing all income, excise, corporate, franchise, property, sales, payroll, withholding and other tax returns and reports required to be filed by it as of the date hereof by the United States of America or any state or any political subdivision thereof and has paid or established adequate reserves for all taxes (including penalties and interest) which have or may become due pursuant to such returns and any assessments which have been received by it or otherwise. All such tax returns or reports fairly and accurately reflect the taxes of Seller and Operator, as the case may be, for the periods covered thereby. Neither Seller nor Operator is delinquent in the payment of any tax, assessment or governmental charge, there is no tax deficiency or delinquency asserted against Seller or Operator and there is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Seller Operator that could be asserted by any taxing authority, nor of any violation of any federal, state, local or foreign tax law and for which Buyer or New Operator may be held liable. Neither Seller nor Operator has granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted and for which Buyer or New Operator may be held liable. All monies required to be withheld by Seller or Operator from employees of the Facilities or other payees relating to the Facilities, including amounts attributable to tips or gratuities received by employees, or collected from customers or other payees for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, including but not limited to penalties and interest thereon, have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose. No Internal Revenue Service or other tax audit of Seller or

Operator is pending or, to Seller’s or Operator’s knowledge, threatened. No Internal Revenue Service or other tax audit of Seller or Operator has occurred during the last five (5) years. Neither Seller nor Operator has committed a violation of any federal, state, local or foreign tax laws that would have a Material Adverse Effect upon the Real Property Assets, Operating Assets, or the Facilities;
(cc)    To the Seller’s and Operator’s Knowledge, neither Seller nor Operator has infringed, violated or misappropriated any Intellectual Property (defined below) rights of any third party. Neither Seller nor Operator has received any complaint, claim or notice, or written threat alleging any such material infringement, violation or misappropriation, and, to the Seller’s and Operator’s knowledge, there is no reasonable basis for any such claim. For these purposes, “Intellectual Property” shall mean, collectively, all: (i) United States or foreign patents, patent applications, patent disclosures, and all renewals, reissues, divisions, continuations, extensions or continuations-in-part thereof; (ii) trademarks, service marks, trade dress, trade names, fictitious names, corporate names, and registrations and applications for registration thereof; and (iii) copyrights (registered or unregistered), registrations and applications for registration thereof, including all renewals, derivative works, enhancements, modifications, updates, new releases or other revisions thereof;
(dd)    Seller and Operator are in compliance in all material respects with all Applicable Law respecting employment and employment practices with respect to employees located at the Facilities. To Seller’s and Operator’s Knowledge, all of the employees at the Facilities are currently eligible to work in the United States and Operator reviews the qualifying documentation to establish identity and authorization to work in the United States for each such employee. To Seller’s or Operator’s Knowledge, there are I-9’s on file at the respective Facility for each of the employees. No legal claim in respect of application for employment, employment, the terms or conditions of employment, the handling of benefits or termination of employment of any person is currently pending or, to each Seller’s or Operator’s Knowledge, threatened, against any Seller or Operator or any of their subsidiaries, in connection with the hiring, employment, or termination of employees located at the Facilities. No labor strike, picketing action, dispute, slowdown or stoppage, or unfair labor practices are actually pending or, to Seller’s or Operator’s Knowledge, threatened against, or involving Seller, Operator, or any Facility. Neither Seller nor Operator is a party to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by Seller or Operator. To the Seller’s and Operator’s knowledge, no petitions for representation have been filed against any Facility nor have any demands been made for recognition. All employees located at each Facility are employees of Operator and are employees-at-will;
(ee)    Except as set forth in Schedule 11(ee) and except in the normal course of business (e.g. a regularly scheduled raise given on an employee’s anniversary date of employment, etc.), since the date of the Current Financial Statement, neither Seller nor Operator has granted or become obligated to grant any increases in the wages or salary of, or paid or become obligated to pay any bonus or made or become obligated to make any similar payment to or grant any benefit to or on behalf of any employee and for which Buyer would be liable;

(ff)    Except as set forth on Schedule 11(ff), neither Seller nor Operator sponsors, maintains, or is otherwise a party to, or is in default under, or has any accrued obligations under any pension, deferred compensation, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, employee benefit plan or other similar plan, agreement, policy or understanding (“Employee Benefit Plans”);
(gg)    Seller and Operator have complied with all Applicable Laws with respect to the Employee Benefit Plans, including the provisions of the Employee Retirement Income Security Act (“ERISA”), and are not in default with respect to any of them;
(hh)    Seller has not received any notice of any disruption (including delayed deliveries or allocations by suppliers or service providers) in the availability of the materials, products, supplies or services used in respect to operation of the Facilities, nor is Seller or Operator aware of any facts which could lead Seller to believe that any Facility (whether before or after the Closing) will be subject to any such material disruption. Neither Seller nor Operator is aware of any condition (financial or otherwise) affecting any of the major suppliers to the Facilities that is likely to reduce each such supplier’s ability to do business with Buyer or New Operator in a similar manner that each supplier has done business with Seller or Operator during the period preceding this Agreement. No member, director, officer or affiliate of Seller or Operator has any direct or indirect continuing financial relationship with any customer or supplier of, or other contracting party with Seller or Operator; and
(ii)    All information given to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true, complete and accurate in every material respect as of the date hereof and, at the Closing, the foregoing representations and warranties of Seller and Operator shall be remade as of the Closing Date. To Seller’s or Operator’s Knowledge, Seller and Operator have no information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller and Operator shall promptly inform Buyer in writing if there occurs any (i) change having a Material Adverse Effect with respect to the condition, financial or otherwise, of the Properties or the operation thereof, at any time prior to the Closing Date or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented.
Section 12.    Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller and Operator that Buyer is duly formed, validly existing and in good standing under the laws of Delaware, authorized to conduct business in the State of Illinois, and is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer. Buyer has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been (or as of Closing will have been) duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder, will result in the violation of any Laws or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.
Section 13.    Survival of Representations and Warranties; Indemnification.
(a)    The representations and warranties of the parties in this Agreement will survive the Closing and will expire by their own terms on the one (1) year anniversary of the Closing Date.
(b)    Subject to the provisions of this Section 13, Seller and Operator, on the one hand, and Buyer, on the other hand, each shall (jointly and severally, in the case of Seller and operator) indemnify, defend, and hold harmless the other party and its affiliates, members, directors, officers and agents for, from and against any and all any damages, suits, claims, proceedings, fines, judgments, costs, and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) asserted against or suffered by such other party as a result of or arising from any breach by such party of its representations, warranties, or covenants in this Agreement.
(c)    Any party entitled to receive indemnification under this Agreement (an “Indemnitee”) will use commercially reasonable efforts to mitigate any indemnifiable Losses, including using commercially reasonable efforts to recover otherwise indemnifiable Losses from insurers of Indemnitee under applicable insurance policies so as to reduce the amount of any indemnifiable Loss hereunder, and will not take any action specifically excluding from any of its insurance policies any otherwise indemnifiable Losses if losses of such type are otherwise covered by such policies. The amount of any indemnifiable Loss will be reduced: (i) to the extent that Indemnitee receives any insurance or any other proceeds with respect to an otherwise indemnifiable Loss, and (ii) take into account any net tax benefit recognized by Indemnitee arising from the recognition of the indemnifiable Loss and any payment actually received with respect to an otherwise indemnifiable Loss.
(d)    In the event that Indemnitee becomes aware of a claim for which it may be entitled to indemnification hereunder, such party will promptly notify the other party (an “Indemnitor”), describing the claim in reasonable detail and indicating the estimated amount, to the extent practicable, of the indemnifiable Loss that Indemnitee claims it has sustained or may sustain. Indemnitor, at its sole cost and expense, will have the right, upon written notice to the Indemnitee delivered within fifteen (15) business days following its receipt of such notice from the Indemnitee, to retain counsel and conduct the defense of the claim while reserving its right to contest the issue of whether it is liable to Indemnitee for any indemnification hereunder. If Indemnitor elects to conduct the defense of the claim, Indemnitee will cooperate fully with respect thereto, and the costs of any separate counsel retained by Indemnitee will be borne solely by Indemnitee. In the event Indemnitor fails to timely respond to the written notice of a claim, or refuses to timely retain counsel and conduct the defense of the claim, Indemnitee may retain counsel and conduct the defense of the claim, and Indemnitor will be liable for all reasonable defense costs (including reasonable attorneys’ fees) to the extent Indemnitor is otherwise obligated hereunder to indemnify Indemnitee with respect to such claim. In connection with any claim for which Indemnitor accepts full responsibility hereunder, Indemnitor will have full authority to make all decisions and determine all actions to be taken with respect to the defense and settlement of the claim, including the right to pay, compromise, settle, or otherwise dispose of the claim at Indemnitor’s expense; provided, however, that any such settlement will be subject to the prior consent of Indemnitee, which will not be unreasonably withheld or delayed, if the settlement involves relief other than or in addition to the payment of money by Indemnitor. A failure to give timely notice hereunder will affect the rights and obligations of a party hereunder only to the extent that, as a result of such failure, the party entitled to receive the notice was actually prejudiced as a result of such failure; provided, however, that in no event will a claim for indemnification be valid if made after the expiration of the applicable survival period set forth herein.
(e)    Notwithstanding any other provision of this Section 13, no claim for indemnification by either party hereunder may be made unless the aggregate amount of all Indemnifiable Losses exceeds $25,000.
(f)    For the avoidance of doubt, (i) the obligations and covenants contained in this Section 13 shall survive the Closing for the applicable survival period set forth herein, (ii) the remedies and obligations under this Section 13 shall apply after the Closing only, (iii) prior to the Closing, or in the event that this Agreement is terminated, the parties’ remedies will be determined by other provisions contained in this Agreement, and (iv) after the Closing, the sole and exclusive remedy for any breach or alleged breach of any representation, warranty, or covenant under this Agreement or any other instrument or agreement delivered in connection with this transaction (including the OTA) will be to seek indemnification in accordance with, and subject to the limitations of, this Section 13.
Section 14.    Conditions to Buyer’s Obligations. All of Buyer’s obligations hereunder (including, without limitation, Buyer’s obligation to pay the Purchase Price, to accept title to the Properties and to consummate the Closing) are expressly conditioned on the satisfaction at or before the time of Closing of the following conditions precedent being fully satisfied as of the Closing (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):
(a)    At Closing, Seller shall deliver possession of the Real Property to Buyer free and clear of all tenancies and other occupancies except for the rights of Residents;
(b)    Seller and Operator shall have timely delivered the items set forth in Section 10 above that Seller is obligated to deliver;
(c)    Buyer shall have received from Title Insurer or any other title insurer approved by Buyer in its judgment and discretion, a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof, subject only to the Permitted Exceptions;
(d)    The Real Property shall have valid, permanent and unconditional certificates of occupancy (or the equivalent thereof) for the use, occupancy and operation of the Property for its present use which shall not contain any contingencies or require any additional work to be completed, and Buyer shall have received a copy of such certificate;
(e)    Between the date hereof and the Closing Date, there shall have been no event having a Material Adverse Effect with respect to the financial or physical condition of the Property or the business operated thereon;
(f)    The municipality in which the Properties are located or any other relevant governmental authorities issue all certificates, permits and inspection and other approvals that may be required as a condition to the transfer of the Properties to Buyer and to continue to operate the Properties;
(g)    [Intentionally Deleted];
(h)    The representations and warranties of Seller and Operator contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller and Operator shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller and Operator prior to or at the Closing;
(i)    All Regulatory Approvals shall have been tentatively approved and ready to be issued upon Closing;
(j)    (i) the annualized trailing six (6) month revenue for the Properties as of the end of any calendar month following the Effective Date shall not be less than Eight Million One Hundred Twenty-Three Thousand and 00/100 Dollars ($8,123,000.00), as determined based upon monthly profit and loss statements (which shall be certified by an officer of Seller and Operator as being true and correct in all material respects) that Seller and Operator shall deliver to Buyer within ten (10) business days after the end of each calendar month following the Effective Date; or (ii) the average trailing six (6) month combined census for the Properties (measured in resident days) as of the last day of any calendar month following the Effective Date is less than eighty-five percent (85%) of the average trailing six (6) month combined census for the Properties as of the Effective Date;
(k)    The closing of the OTA occurs simultaneously with the Closing of this Agreement;
(l)    At Closing, Buyer shall have received each of the following from New Operator in form and substance acceptable to Buyer in its reasonable discretion:

(i)    two (2) originals of the Master Lease, together with the documents and instruments referenced therein that Tenant is required to deliver;
(ii)    A copy of each fully executed Operating Sublease, in the form proscribed by the Master Lease, together with such other documents and instruments required by the Master Lease in connection therewith;
(iii)    the Guaranty (as said term is defined in the Master Lease);
(iv)    two (2) originals of a Security Agreement executed by each Operating Subtenant pursuant to which the Operating Subtenant grants to the landlord under the Master Lease a security interest in certain property of Operating Subtenant, as required by the Master Lease; and
(v)    an original good standing certificate for Tenant, Operating Subtenant and Guarantor; and an original resolution of Tenant authorizing the execution of the Master Lease, of Operating Subtenant authorizing the execution and delivery of the Operating Sublease, and of Guarantor authorizing the execution and delivery of the Guaranty, together with an incumbency certificate for the officers signing said agreements and such instruments as may be reasonably required by Buyer.
If any of the foregoing conditions precedent have not been satisfied as of Closing, Buyer may, in its sole and absolute discretion, either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof with no deduction from or adjustment of the Purchase Price except for (a) adjustment equal to the amount required to satisfy and discharge of record at or before Closing of any and all liens, judgments or other encumbrances which can be removed by the payment of a fixed and ascertainable amount together with interest and penalties thereon, if any, and together with any additional title insurance costs or premiums imposed by Title Insurer by reason thereof, and (b) the cost of curing any failed condition precedent to the extent reducible to a liquidated sum; (ii) suspend the Closing Date on one or more occasions for a period of time as Buyer shall reasonably determine in order to allow for all of the foregoing conditions precedent to be satisfied, during which period Seller, Operator and Buyer shall work cooperatively and with reasonable diligence to satisfy all of said conditions, or (iii) terminate this Agreement by delivering written notice thereof to Seller and Operator no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer and, except as expressly stated in this Agreement, all obligations, liabilities and rights of the parties under this Agreement shall terminate. If Buyer terminates this Agreement pursuant to the preceding subclause (iii) solely because the conditions stated in subparagraphs (b) or (h) of Section 14, or the condition stated in subparagraph (k) of Section 14 if solely due to an uncured default by Seller or Operator under the OTA, have not been met by Seller and Operator as of Closing, then upon such termination, Seller and Operator shall reimburse Buyer and New Operator for the lesser of: (A) Buyer’s and New Operator’s actual out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement and the OTA, including without limitation, title insurance company charges, third-party reports, and reasonable attorneys’ fees and expenses; or (B) the sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00).
If any of the foregoing conditions precedent has not been satisfied as of Closing with respect to only some of the Properties, then Buyer shall make one election for all Properties, it being understood that this transaction shall close in whole and not in part unless otherwise agreed in writing by separate instrument executed by Seller, Operator and Buyer.
Section 15.    Conditions to Seller’s Obligations. Seller’s obligation to deliver title to the Properties shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:
(a)    Buyer shall deliver to Seller on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof;
(b)    Buyer shall deliver to Seller and Operator on or before the Closing the items set forth in Section 10(b) above that Buyer is obligated to deliver;
(c)    The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing;
(d)    All Regulatory Approvals shall have been tentatively approved and ready to be issued upon Closing; and
(e)    The closing of the OTA occurs simultaneously with the Closing of this Agreement.
If any of the foregoing conditions precedent have not been satisfied as of Closing, Seller may, in its sole and absolute discretion, either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof with no deduction from or adjustment of the Purchase Price; (ii) suspend the Closing Date on one or more occasions for a period of time as Seller shall reasonably determine in order to allow for all of the foregoing conditions precedent to be satisfied, during which period Seller, Operator and Buyer shall work cooperatively and with reasonable diligence to satisfy all of said conditions, (iii) in the event of the condition stated in subparagraph (d) of Section 15 has not been met as of Closing notwithstanding New Operator’s commercially reasonable efforts to have timely filed and obtained all such Regulatory Approvals, terminate this Agreement by delivering written notice thereof to Buyer no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer and, except as expressly stated in this Agreement, all obligations, liabilities and rights of the parties under this Agreement shall terminate; or (iv) in the event one or more of the conditions stated in subparagraphs (a), (b), (c) of Section 15, or the condition stated in subparagraph (e) of Section 15 if solely due to an uncured default by New Operator under the

OTA, have not been met by Buyer as of Closing, declare the Agreement in default in accordance with Section 9(a) and, if not timely cured by Buyer, thereafter proceed to terminate this Agreement and receive the Earnest Money in accordance with Section 9(a).
If any of the foregoing conditions precedent has not been satisfied as of Closing with respect to only some of the Properties, then Seller shall make one election for all Properties, it being understood that this transaction shall close in whole and not in part unless otherwise agreed in writing by separate instrument executed by Seller, Operator and Buyer.
Section 16.    Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be delivered to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith, only by one of the following means: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) deposited with a nationally recognized overnight courier for next business day delivery, or (iv) by electronic mail. Notices shall be deemed delivered and received (A) on the date of delivery if delivered in person, (B) upon receipt if deposited by United States mail, registered or certified as provided above, (C) on the date of deposit with a nationally recognized overnight courier as provided above and (D) upon transmission of the electronic mail, provided that a copy of said notice also is sent via one of the means listed in subclauses (i) through (iii) of this Section. Notices may be given on a party’s behalf by its attorney.
Section 17.    Seller and Operator Covenants. Seller and Operator agree that, with respect to each of the Properties it: (a) shall continue to operate and manage the Properties in a prudent and businesslike manner and in the same manner in which Seller and Operator have previously operated and managed the Properties, and in doing so, Seller and Operator shall not take any action, or fail to take any action which would cause the Properties to be operated, managed and maintained (i) in violation or continued violation of any Laws, (ii) in a manner the result of which would have a Material Adverse Effect on the Properties or Buyer’s ability to lease to a tenant to continue the operation thereof after the Closing in substantially the same manner as now conducted, or (iii) which would cause any of the representations and warranties of Seller and Operator contained in this Agreement to be incorrect, incomplete or misleading in any material respect as of the Closing; (b) shall make all necessary repairs and replacements required to keep the Properties in good repair and working order and in substantially the same condition as the date hereof; (c) shall maintain in full force and effect all insurance policies in place with respect to the Properties as of the Effective Date; (d) shall not, without Buyer’s prior written consent: (i) amend any existing lease, license agreement or other occupancy agreement (other than Residency Agreements) or Contract or enter into any new lease, license agreement or other occupancy agreement (other than Residency Agreements) or Contract with respect to the Properties the term of which extends beyond the Closing Date; (ii) consent to an assignment of the current leases of the Properties or a sublease of the premises demised thereunder or a termination or surrender thereof; (iii) terminate the current leases of the Properties nor release any guarantor of or security for any of the current leases of the Properties; and/or (iv) cause, permit or consent to an alteration of the Real Property unless such consent is non-discretionary);

and (e) shall timely perform all of Seller’s and Operator’s obligations under the current leases of the Properties and the Contracts, under all governmental approvals, and under all other agreements relating to the Properties; and Seller and Operator shall comply with all Laws affecting the Properties, and duly and timely file all tax reports required to be filed by Seller and Operator and promptly pay when due all federal, state and local taxes and assessments, charges, fees, interest and penalties levied on Seller, Operator or the Properties. Seller and Operator shall promptly inform Buyer in writing of any event having a Material Adverse Effect with respect to the ownership, use, occupancy or maintenance of the Properties, whether insured or not.
Section 18.    Bulk Transfer Tax Clearance. The parties acknowledge that the laws of the state in which the Properties are located may require that, as a result of the sale of the Properties to Buyer, certain governmental agencies or authorities be notified in advance of the Closing Date, of the proposed assignment and transfer of the Properties to Buyer, and further may require that Seller and Operator (and in certain circumstances, Seller’s and Operator’s direct or indirect owners) obtain and/or deliver to Buyer a clearance certificate evidencing the payment by Seller and Operator of certain taxes and assessments. Seller and Operator will timely give such applicable notices (if any) to such governmental agencies or authorities, in advance of Closing, as required under such laws, and shall use all reasonable efforts to promptly obtain and deliver to Buyer such applicable clearance certificates, if any, by the Closing Date. The parties further acknowledge that, as a result of procedures for the administration of applications for such clearance certificate, and anticipated delays therein, it may not be possible for Seller and Operator to obtain and deliver such clearance certificate as of the Closing Date, or for some period of time thereafter. Seller and Operator shall nevertheless deliver to Buyer at Closing evidence reasonably acceptable to Buyer and to the Title Insurer that such applicable notices (in proper form) have been timely delivered and, if such notices are statutorily required, that all tax returns for periods prior to the tax fiscal year(s) in which the Closing occurs have been filed with and all taxes paid to all applicable governmental authorities. Seller and Operator also shall promptly request and upon receipt (but at least three (3) business days before the Closing Date) deliver to Buyer a Tax Lien Certificate, issued by the Department of Revenue of the State in which the Properties are located evidencing that no liens or claims for unpaid taxes have been assessed against Seller, Operator or the Properties. Seller and Operator agree to act in good faith and with reasonable diligence to apply for, obtain and (upon receipt) deliver to Buyer (with copies to the Title Insurer) all statutorily required clearance certificates at or as soon after the Closing Date as is reasonably possible. If any such clearance certificate is not available at the Closing, the failure to deliver such clearance certificate shall not constitute a deficiency in the quality of title that is required by this Agreement to convey; provided, however, that the Title Insurer shall raise no exception therefor in the title policy, and; provided, further, that (i) no liens or claims for unpaid taxes shall then have been assessed against Seller, Operator or the Properties, and (ii) Seller and Operator delivers to the Title Insurer and Buyer at Closing a written indemnification agreement in form and content, and issued by Seller and Operator and/or a party, reasonably acceptable to Buyer and its counsel relating to liabilities that may arise against Buyer and the Properties as a result of the Seller’s and/or Operator’s failure to obtain and deliver such clearance certificates as of the Closing.

Section 19.    Computation of Time; Performance on Business Days. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a Holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such Holiday. The term “business day” shall mean Monday through Friday, except for a Holiday. The term “Holiday” shall mean Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and New Year’s Day and any other day in which a majority of federal or national banks are not open for business. All references to a period of days herein shall be deemed to refer to calendar days unless the term “business day” is used.
Section 20.    Entire Agreement; Modification. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by Seller, Operator and Buyer. No signature of Title Insurer shall be required to amend this Agreement except for an amendment modifying the terms of Section 8 of this Agreement. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof. Any rule of construction which provides that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.
Section 21.    Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law
Section 22.    Applicable Law. This Agreement shall be construed under the laws of the State of Illinois, without giving effect to any state’s conflict of laws principles.
Section 23.    Broker’s Commissions. Buyer, Seller and Operator each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be responsible for payment of commissions to the Broker pursuant to a separate written agreement executed by Seller. Seller/Operator and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker). The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.

Section 24.    Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement without Seller or Operator consent to an affiliate of Buyer formed for the sole purpose of acquiring the Properties, provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder; provided, further, however, any assignee of Buyer shall also become a party to and bound by the terms of this Agreement. If this Agreement relates to more than one Property, Buyer may assign this Agreement in part with respect to individual Properties to facilitate the acquisition of each Property by a separate entity formed by Buyer with respect to each Property. Seller shall reasonably cooperate with Buyer and execute such documents as are reasonably necessary for Buyer to effect such assignment; provided, however, that: (a) Seller shall not be obligated to incur any additional out of pocket expenses as a result of such assignment; and (b) Buyer shall indemnify Seller against any costs or losses arising as a result of, or in connection with, such assignment.
Section 25.    Attorneys’ Fees. In any action between Buyer, Seller and Operator as a result of a party’s failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s reasonable attorneys’ fees, expenses and court costs incurred in such action.
Section 26.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted electronically shall be valid for all purposes; provided, however, any party shall deliver an original signature on this Agreement to the other party upon request.
Section 27.    Anti-Terrorism; OFAC. Neither Buyer, Seller nor Operator, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).
Section 28.    Buyer’s Disclosures. Seller and Operator acknowledge that Buyer is, and/or may assign this Agreement to one or more subsidiaries of, an entity that is a Real Estate Investment Trust and that, as such, it may be subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.
Section 29.    No Third Party Beneficiaries. BUYER, SELLER AND OPERATOR HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, THERE ARE NO THIRD PARTY BENEFICIARIES TO THIS AGREEMENT, AND, ACCORDINGLY, NO THIRD PARTY (INCLUDING, WITHOUT LIMITATION, ANY BROKER) SHALL HAVE THE RIGHT TO ENFORCE THIS AGREEMENT FOR THE BENEFIT OF SUCH THIRD PARTY OR AGAINST THE INTERESTS OF BUYER, SELLER AND OPERATOR. EITHER OF SELLER OR BUYER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING BROUGHT BY ANY SUCH THIRD PARTY AGAINST SELLER OR BUYER IN CONNECTION WITH THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THE PARTIES’ INTENTIONS.
Section 30.    Time of Performance. Time is of the essence of this Agreement.
Section 31.    Further Assurances. Each party hereto agrees that, from and after the Closing, upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost or liability to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement, including, but not limited, to the effective consummation of the transactions contemplated under the provisions of this Agreement. The provisions of this Section shall survive Closing.
Section 32.    Consequential Damages. Neither Seller, Operator nor Buyer shall be entitled to recover (and in no event shall either party be responsible for) lost profits or consequential, special or any other indirect damages arising from this Agreement or either party’s obligations under this Agreement.
Section 33.    Jury Waiver. BUYER AND SELLER EACH DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY BUYER OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTIES (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO AND ACCEPT THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.

Section 34.    Cooperation with Audit. Seller acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement, and that the assignee may be affiliated with a publicly registered company (“Registered Company”) promoted by Buyer. Seller and Operator acknowledges that it has been advised that if Buyer is affiliated with a Registered Company, Buyer’s assignee may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Properties. To assist Buyer’s assignee in preparing the SEC Filings, Seller and Operator covenant to provide Buyer’s assignee with the following during the Due Diligence Period and for one (1) year thereafter: (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period; (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period; (xii) signed representation letter in the form attached hereto as Schedule “34-A” (“Representation Letter”), and (xiii) to the extent necessary, a signed audit letter in the form attached hereto as Schedule “34-B” (“Audit Letter”). Seller and Operator also agrees to deliver a signed Representation Letter and signed Audit Letter to Buyer within five (5) business days prior to Closing, and such delivery shall be a condition to Closing; provided, however, that: (X) Seller and Operator shall not be obligated to incur any additional expense as a direct result thereof; and (Y) if so requested, Assignor shall indemnify Seller and Operator against any costs arising as a result of obtaining the Representation Letter and Audit Letter. The provisions of this Section shall survive Closing. Seller and Operator also agree to reasonably cooperate with Buyer to obtain a comfort letter, as may be requested by Buyer.
Section 35.    Publicity. Any publicity prior to Closing relating to the transactions contemplated by this Agreement and the method of its release shall be jointly approved in writing by Seller, Operator, Buyer and New Operator, and no publicity shall be released without such joint approval unless otherwise required by law. This Section is subject in all respects to Section 28.
Section 36.    Like-Kind Exchange. Seller and Buyer shall each have an option of effecting a Section 1031 like-kind exchange of any part of its interest in the Properties by assigning its rights in this Agreement to a qualified third party intermediary; provided, however, that: (a) the assigning party (the “Assignor”) may only exercise this option by giving written notice to the other party to the Agreement at least ten (10) business days prior to the Closing Date (the “Other Party”); (b) Assignor shall remain responsible for its obligations under this Agreement, and but for an assignment to the exchange agent to the extent required by said Section of the Internal Revenue Code, Seller shall remain a party to this Agreement and shall (1)

convey title to the Real Property directly to Buyer and (2) shall remain in direct privity with respect to all covenants, representations and warranties hereunder; (c) the exchange shall not result in any delay of the Closing; and (d) Assignor shall execute such documents as Other Party shall reasonably request to affirm its obligations thereunder. Other Party shall reasonably cooperate with Assignor and execute such documents as are reasonably necessary for Assignor to effect such an exchange; provided, however, that: (i) Assignor shall be responsible for all costs and expenses incurred by Other Party, including attorneys’ fees and expenses, as a direct result thereof or otherwise in connection with the implementation of an exchange; and (ii) Assignor shall indemnify, defend and hold Other Party harmless from and against any costs, liability and arising as a result of, or in connection with, such an exchange.
Section 37.    Exhibits. The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

Schedule 1(v)	Purchase Price Allocation
Schedule 11(d)	Threatened or Pending Litigation
Schedule 11(e)(i)	Licensed Units
Schedule 11(e)(iii)	Facilities Licenses
Schedule 11(f)	Facilities Contracts
Schedule 11(g)	Form of Residency Agreements
Schedule 11(aa)	Census and EBITDAR
Schedule 11(ee)	Wage Increases
Schedule 11(ff)	Employee Benefit Plans
Schedule 34-A	Form of Representation Letter
Schedule 34-B	Form of Audit Letter
Exhibit A	Legal Description of Land
Exhibit B	Seller and Operator Deliverables
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assignment of Intangible Property

The remainder of this page is intentionally blank. Signatures follow on the next page.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first set forth above.

SELLER:		OPERATOR:

A&M PROPERTY HOLDING, LLC,		GARDEN PLACE, LLC,
an Illinois limited liability company		an Illinois limited liability company

By:	/s/ Brian W. Mueller	By:	/s/ Brian W. Mueller
	Brian W. Mueller		Brian W. Mueller
	Title: Manager		Title: Manager

BUYER:

GAHC4 SW ILLINOIS SENIOR HOUSING PORTFOLIO, LLC,
a Delaware limited liability company

By:	GRIFFIN-AMERICAN HEALTHCARE REIT IV HOLDINGS, LP,
a Delaware limited partnership, Its Sole Member

	By:	GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.,
a Maryland corporation, Its General Partner,

		By:	/s/ Danny Prosky
		Name:	Danny Prosky
		Title:	President & Chief Operating Officer

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO TITLE INSURER AND THE EARNEST MONEY.

TITLE INSURER:

Chicago Title Insurance Company,
a Nebraska insurance company

By:	/s/ Shannon Bright
Name:	Shannon Bright
Title:	Escrow Officer

10417801v11	43